Exhibit 99.3

Kenexa Corporation and Subsidiaries
Pro Forma Consolidating Financial Statements
(Unaudited)

The unaudited pro forma consolidated Statement of Operations for the year ended December 31, 2009 is presented as if the Company’s acquisition of Salary.com had occurred on January 1, 2009.  The actual date of the Salary.com acquisition was October 1, 2010. The unaudited pro forma consolidated Statement of Operations for the nine months ended September 30, 2010, is presented as if the Company’s acquisition of Salary.com had occurred on January 1, 2010.

The pro forma consolidating financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Company's acquisition of Salary.com, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

These pro forma consolidating financial statements should be read in conjunction with:

(a)	the Company's Form 10-K for the period ended December 31, 2009 filed on March 16, 2010
(b)	the Company's Form 8-K filed on October 1, 2010.

 Kenexa Corporation and Subsidiaries
Pro Forma Consolidating Statement of Operations
For the nine months ended September 30, 2010
(In thousands, except share and per share data)
(Unaudited)

	Salary.com (A)	Kenexa (B)	Pro Forma Adjustments	F/N	Pro Forma
Revenues:
Subscription	$28,239	$109,136			$137,375
Other	2,184	26,177			28,361
Total revenues	30,423	135,313			165,736
Cost of revenues	7,919	46,828			54,747
Gross profit	22,504	88,485			110,989

Operating expenses:
Sales and marketing	16,921	32,540			49,461
General and administrative	15,786	32,542	(2,468)	C	45,860
Research and development	8,100	7,693			15,793
Depreciation and amortization	3,781	12,457	8,175	D	24,413
Goodwill impairment charge	5,599	—			5,599
Restructuring charge	6,653	—			6,653
Total operating expenses	56,840	85,232	5,707		147,779

(Loss) income from operations	(34,336)	3,253	(5,707)		(26,129)
Interest income (expense)	—	355	(844)	E	(489)
Loss on change in fair market value of investments including ARS and put option, net and sale of municipal bonds	—	(379)			(379)
Other expense	(248)	—			(248)
(Loss) income before income tax	(34,584)	3,229	(6,551)		(37,906)
Income tax expense	(123)	(906)			(1,029)
Net (loss) income	$(34,707)	$2,323	$(6,551)		$(38,935)
Income allocated to noncontrolling interests	—	(406)			(406)
Accretion associated with variable interest entity	—	(809)			(809)
Discontinued operations	545	—			545
Net (loss) income allocable to common shareholders	$(34,162)	$1,108	$(6,551)		$(39,605)

Basic net income (loss) per share		$0.05			$(1.75)
Weighted average shares used to compute net income (loss) allocable to common shareholders per share – basic		22,603,323			22,603,323
Diluted net income (loss) per share		$0.05
Weighted average shares used to compute net income (loss) allocable to common shareholders per share – diluted		23,098,070

Kenexa Corporation and Subsidiaries
Pro Forma Consolidating Statement of Operations
For the year ended December 31, 2009
(In thousands, except share and per share data)
(Unaudited)

	Salary.com (A)	Kenexa (B)	Pro Forma Adjustments	F/N	Pro Forma
Revenues:
Subscription	$43,021	$133,854			176,875
Other	3,146	23,815			26,961
Total revenues	46,167	157,669			203,836
Cost of revenues	13,244	53,371			66,615
Gross profit	32,923	104,298			137,221

Operating expenses:
Sales and marketing	22,235	35,182			57,417
General and administrative	13,514	40,801	(543)	C	53,772
Research and development	9,654	9,757			19,411
Depreciation and amortization	6,412	14,264	9,502	D	30,178
Goodwill impairment charge	—	33,329			33,329
Restructuring charge	3,312	—			3,312
Total operating expenses	55,127	133,333	8,959		197,419

Loss from operations	(22,204)	(29,035)	(8,959)		(60,198)
Interest expense	—	(44)	(1,125)	E	(1,169)
Loss on change in fair market value of investments including ARS and put option, net and sale of municipal bonds	—	(12)			(12)
Other expense	(297)	—			(297)
Loss before income tax	(22,501)	(29,091)	(10,084)		(61,676)
Income tax expense	(98)	(1,927)			(2,025)
Net loss	$(22,599)	$(31,018)	$(10,084)		$(63,701)
Income allocated to noncontrolling interests	—	(61)			(61)
Net loss allocable to common shareholders	$(22,599)	$(31,079)	$(10,084)		$(63,762)

Basic and diluted net loss per share		$(1.38)			$(2.83)
Weighted average shares used to compute net loss allocable to common shareholders per share – basic and diluted		22,532,719			22,532,719

 Kenexa Corporation
Notes to Pro Forma Consolidating Financial Statements (continued)
(Unaudited)

Notes to Pro Forma Consolidating Statement of Operations for the nine months ended September 30, 2010.

(A)	To reflect the consolidated historical statement of operations of Salary.com for the nine months ended September 30, 2010.
(B)	To reflect the consolidated historical statement of operations of the Company for the nine months ended September 30, 2010, as reported.
(C)	To reflect reduced outside board of director fees and professional fees incurred in connection with the acquisition.
(D)
To reflect the amortization of intangible assets (per the allocation of the estimated purchase price) that would have been recorded in the period, using a useful life of three to twelve years.   The amortization is subject to revision based upon the completion of the purchase price allocation study.

(E)
To reflect the Company’s borrowings under the Credit Agreement at LIBOR plus 225 basis points or the Base Rate, as defined, plus 125 basis points. Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period.  The base interest rate at September 30, 2010 was 4.5%.

Notes to Pro Forma Consolidating Statement of Operations for the year ended December 31, 2009.

(A)	To reflect the consolidated historical statement of operations of Salary.com for the twelve months ended December 31, 2009.
(B)	To reflect the consolidated historical statement of operations of the Company for the year ended December 31, 2009, as reported.
(C)	To reflect reduced outside board of director fees.
(D)
To reflect the amortization of intangible assets (per the allocation of the estimated purchase price) that would have been recorded in the period, using a useful life of three to twelve years.   The amortization is subject to revision based upon the completion of the purchase price allocation study.

(E)
To reflect the Company’s borrowings under the Credit Agreement at LIBOR plus 225 basis points or the Base Rate, as defined, plus 125 basis points. Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period.  The base interest rate at September 30, 2010 was 4.5%.